Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Jeffrey L. Garon
Vice President & Chief Financial Officer
Silicon Strorage Technology, Inc.
jgaron@sst.com
(408) 735-9110

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

SST Reports Third Quarter 2003 Financial Results

Unit Shipments Up 24 Percent Sequentially

SUNNYVALE, Calif., Oct. 22, 2003 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the third quarter ended Sept. 30, 2003.

Net revenues for the third quarter were $73.9 million, compared with $64.2 million in the second quarter of 2003 and with $67.8 million in the third quarter a year ago.

The company took a charge in the third quarter of $36.5 million due to the increased probability of a loss in the litigation with Atmel. This combined with other items resulted in a GAAP loss before provision for income taxes in the third quarter of $36.1 million. This compares with a GAAP loss before taxes of $3.2 million for the second quarter of 2003, and a GAAP loss before taxes of $8.9 million in the third quarter of 2002. Excluding the charge, SST would have had a non-GAAP profit before provision for income taxes in the third quarter of $388,000. A reconciliation of the GAAP results to the non-GAAP results appears in the financial statement portion of this release.

The company completed the implementation of its international tax structure this past quarter. In addition under GAAP, as the company had cumulative losses for the past three years, SST was required to record a valuation allowance against its deferred tax asset of $45.3 million during the third quarter. The combined impact of these two items was a tax expense in the third quarter of $22.9 million. This compares with a tax expense of $1.4 million in the second quarter of 2003 and with a tax benefit of $4.1 million in the third quarter of 2002. In the future, the company will only record a tax expense as a result of foreign

SST Reports Third Quarter 2003 Financial Results

Oct. 22, 2003

withholdings and other items until the valuation allowance against the deferred tax asset is more likely than not to be realized.

Net loss for the third quarter was $59.0 million, or a loss of $0.62 per share, based on approximately 95.0 million shares outstanding. This compares with a net loss of $4.6 million, or a loss of $0.05 per share on approximately 94.5 million shares outstanding in the second quarter of 2003, and with a net loss of $4.8 million, or a loss of $0.05 per share on 93.0 million shares outstanding in the third quarter of 2002.

"We are pleased to report that the demand for our products has increased sharply since the beginning of the third quarter," said Bing Yeh, president and CEO. "We believe the long-awaited industry upturn has finally arrived. Booking activities have been very strong across all application segments, led by the digital consumer and Internet computing segments. At more than one million units a day, unit shipments for the quarter set a new record, up 15 percent from the peak quarter in 2000 and up 24 percent from the second quarter. Lead times for all products have been stretching out and certain high volume products with 2M, 4M, 8M and 16Mbit densities are on allocation.

"The positive impact on the third quarter revenue due to the increased units shipped was partially offset by slightly decreased selling prices. However, we believe that the pricing environment has changed substantially from prior quarters. We expect to see improvement in ASPs in future quarters as a result of both supply shortage and as our product mix moves toward higher-densities.

"We continued our efforts in improving our manufacturing cost for our products during the third quarter. Substantially all of our 2Mbit to 8Mbit products have been transitioned to 0.25 micron process from 0.33 micron process. The 16Mbit products are being transitioned directly from 0.33 micron to 0.18 micron process. We expect to see more of the financial impact from these transitions in the coming quarters. As for new products, we have begun the production shipment of 32Mbit products and have verified the design of a 64Mbit product. These new products are based on the 0.18 micron second-generation SuperFlash technology. We believe the shipment of these higher density products will have major contribution to our expected revenue growth in 2004.

SST Reports Third Quarter 2003 Financial Results

Oct. 22, 2003

"During the third quarter, we also signed two important licensing agreements. In July we entered into an agreement with Malaysia's pure-play wafer foundry, 1st Silicon, to license SST's 0.25 micron SuperFlash technology to manufacture embedded flash products for its foundry customers.  The embedded flash is the first of several new technologies 1st Silicon will be adopting in order to differentiate itself from peer foundries and to add value to its customers.

"In September we signed an agreement with Toshiba to license SST's 0.5 micron SuperFlash technology for the manufacture of 8bit and 16bit microcontroller products with embedded flash. The agreement underscores the success of SST's high-reliability, high-performance and cost-effective SuperFlash technology as the technology-of-choice for embedded applications.

"As the broad-based industry recovery begins to unfold, we continue our focus on returning the company to profitability while expanding our market share. We believe the efforts we have made during the past semiconductor recession: our technology advancement, our new products, our additional wafer- foundry partnerships, our enlarged licensee base, our worldwide customer support infrastructure and our expanded global presence will pay off handsomely as the improvement of the macro economy continues."

Fourth Quarter 2003 Outlook

The company believes that its fourth quarter revenues will increase 15 percent to 20 percent over the third quarter, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 26 and 29 percent. The company's gross margin projection takes into consideration the risks associated with the company's technology and product transition including yield and customer qualification timing. Primarily due to foreign withholding taxes the company expects to have charges for income tax related expenses of between $1.5 million and $2.0 million. With these revenue and expense levels, SST expects to achieve earnings per share of between $0.01 and $0.03 in the fourth quarter.

Conference Call

SST's quarterly conference call will be held today, Oct. 22 at 1:30 p.m. PT. Those wishing to participate in the conference should dial (888) 428-4479 using the pass code "SST" at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 700640. A webcast of the conference call will be available on http://www.sst.com. The webcast will be available until the next earnings conference call.

SST Reports Third Quarter 2003 Financial Results

Oct. 22, 2003

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of the company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The company believes that the additional non-GAAP measure used in this press release is useful to investors for the performance of financial analysis. The Company's management used this measure internally to evaluate the company's operating performance during the third quarter and for planning and forecasting of its future periods. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (GSMC), IBM, Motorola, National Semiconductor, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Toshiba Corporation, Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its

SST Reports Third Quarter 2003 Financial Results

Oct. 22, 2003

trademark Emb-FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarters ended March 31, and June 30, 2003.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW

SST Reports Third Quarter 2003 Financial Results

Oct. 22, 2003

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
	(unaudited)		(unaudited)
Net revenues:
Product revenues	$ 59,445	$ 65,397	$ 187,220	$ 174,178
Technology licensing	8,311	8,538	24,595	25,646
Total net revenues	67,756	73,935	211,815	199,824
Cost of revenues	49,400	55,594	150,137	156,028
Gross profit	18,356	18,341	61,678	43,796
Operating expenses:
Research and development	11,955	10,746	35,746	32,810
Sales and marketing	5,083	5,300	19,106	16,432
General and administrative	3,086	3,207	14,257	10,288
Other operating expense	-	36,478	-	36,478
Total operating expenses	20,124	55,731	69,109	96,008
Loss from operations	(1,768)	(37,390)	(7,431)	(52,212)
Interest and other income	670	2,128	2,545	3,162
Interest expense	(41)	(828)	(171)	(907)
Other expense	(7,757)	-	(7,757)	-
Loss before provision for (benefit from) income taxes	(8,896)	(36,090)	(12,814)	(49,957)
Provision for (benefit from) income taxes	(4,128)	22,928	(5,382)	24,315
Net loss	$ (4,768)	$ (59,018)	$ (7,432)	$ (74,272)
Net loss per share - basic and diluted	($0.05)	($0.62)	($0.08)	($0.79)
Shares used in per share calculation	93,037	95,002	92,492	94,553

Reconciliation of GAAP to Non-GAAP Income/(Loss) before provision for (benefit from) income taxes
	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
	(unaudited)		(unaudited)
GAAP Income/(Loss) before provision for (benefit from) income taxes	$ (8,896)	$ (36,090)	$ (12,814)	$ (49,957)
Other operating expense	-	36,478	-	36,478
Non-GAAP Income/(Loss) before provision for (benefit from) income taxes	$ (8,896)	$ 388	$ (12,814)	$ (13,479)

Note:	Other Operating Expense of $36,478 relates to the accrual of the Atmel litigation

SST Reports Third Quarter2003 Financial Results

Oct. 22, 2003

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2002	2003
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$ 145,003	$ 165,840
Trade accounts receivable, net	35,971	44,396
Inventories	83,040	48,762
Other current assets	46,825	14,176
Total current assets	310,839	273,174

Equipment, furniture and fixtures, net	16,989	12,302
Long-term marketable securities	5,862	31,149
Cash, cash equivalents and investments - restricted	36,849	37,211
Other assets	70,067	57,508
Total assets	$ 440,606	$ 411,344

LIABILITIES
Current liabilities:
Notes payable, current portion	$ 352	$ 382
Trade accounts payable	35,097	31,297
Accrued expenses and other current liabilities	18,783	47,941
Deferred revenue	2,650	6,020
Total current liabilities	56,882	85,640

Other liabilities	1,873	1,625
Total liabilities	58,755	87,265

SHAREHOLDERS' EQUITY
Common stock	339,598	344,517
Accumulated other comprehensive income	151	11,732
Retained earnings	42,102	(32,170)
Total shareholders' equity	381,851	324,079
Total liabilities and shareholders' equity	$ 440,606	$ 411,344

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